UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 7, 2012 (March 2, 2012)

Adobe Systems Incorporated

(Exact name of Registrant as specified in its charter)

Delaware	0-15175	77-0019522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue
San Jose, California 95110-2704
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 536-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Adobe Systems Incorporated (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) dated as of March 2, 2012 among the Company and certain subsidiaries as borrowers, The Royal Bank of Scotland PLC and U.S. Bank National Association as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Syndication Agent,  Bank of America, N.A. as Administrative Agent (the “Agent”) and Swing Line Lender and the other lenders party thereto (the “Lenders”). In connection with entering into the Credit Agreement as described above, we have terminated and paid off all obligations under our previous Credit Agreement, dated as of February 16, 2007, among the Company, Bank of America, N.A. as Administrative Agent and the other lenders party thereto, as amended August 13, 2007 and further amended February 26, 2008.

The Credit Agreement is a five-year $1.0 billion senior unsecured revolving credit facility, providing for loans to the Company and certain of its subsidiaries. Pursuant to the terms of the Credit Agreement, the Company may, subject to the agreement of the applicable Lenders, request up to an additional $500 million in commitments, for a maximum aggregate loan commitment of $1.5 billion. Loans under the Credit Agreement will bear interest at either (i) the London Interbank Offered Rate (“LIBOR”) plus a margin, based on the Company’s public debt ratings, ranging from 0.795% to 1.30 % or (ii) the base rate, which is defined as the highest of (a)  the Agent’s prime rate (b) the federal funds effective rate plus 0.50% or (c) LIBOR plus 1.00% plus a margin, based on the Company’s public debt ratings, ranging from 0.00% to 0.30%. Commitment fees are payable quarterly at rates between 0.08% and 0.20% per year also based on the Company’s public debt ratings.  Subject to certain conditions stated in the Credit Agreement, the Company and any subsidiaries designated as additional borrowers may borrow, prepay and re-borrow amounts under the revolving credit facility at any time during the term of the Credit Agreement.  The facility will be used for general corporate purposes.

The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, including a financial covenant, events of default and indemnification provisions in favor of the Lenders. The negative covenants include restrictions regarding the incurrence of liens and indebtedness, certain merger and acquisition transactions, dispositions and other matters, all subject to certain exceptions.  The financial covenant, based on a quarterly financial test, requires the Company not to exceed a maximum leverage ratio of 3 to 1.

The Credit Agreement will terminate and all amounts owing thereunder will be due and payable on March 2, 2017, unless (a) the commitments are terminated earlier upon the occurrence of certain events, including events of default, or (b) the maturity date is extended upon the request of the Company, subject to the agreement of the Lenders.

Certain of the lenders and their respective affiliates are currently performing, have performed, and may in the future perform, various commercial banking, investment banking, and other financial advisory services for the Company and its subsidiaries, for which they have received, and will receive, customary fees and expenses.

As of March 7, 2012, the Company had no outstanding borrowings under the Credit Agreement.

The description of the Credit Agreement provided above is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement as described above, we have terminated and paid off all obligations under our previous Credit Agreement, dated as of February 16, 2007, among Adobe Systems Incorporated and certain subsidiaries as borrowers; BNP Paribas, Keybank National Association, and UBS Loan Finance LLC as Co-Documentation Agents; JPMorgan Chase Bank, N.A. as Syndication Agent; Bank of America, N.A. as Administrative Agent and Swing Line Lender; the Other Lenders Party Thereto, and Banc of America Securities LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Book Managers, as amended August 13, 2007 and further amended February 26, 2008.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)          The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits

10.1

Credit Agreement, dated as of March 2, 2012 among the Company and certain subsidiaries as Borrowers, The Royal Bank of Scotland PLC and U.S. Bank National Association as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Syndication Agent, Bank of America, N.A. as Administrative Agent and Swing Line Lender, and the Other Lenders Party Thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOBE SYSTEMS INCORPORATED

Date: March 7, 2012	By:	/s/ Mark Garrett
Mark Garrett
Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Credit Agreement, dated as of March 2, 2012 among the Company and certain subsidiaries as Borrowers, The Royal Bank of Scotland PLC and U.S. Bank National Association as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Syndication Agent, Bank of America, N.A. as Administrative Agent and Swing Line Lender, and the Other Lenders Party Thereto.